Exhibit 1.1

[TRANSLATION FROM HEBREW OF
MEMORANDUM OF ASSOCIATION, AS AMENDED AND RESTATED]

THE COMPANIES ORDINANCE (NEW VERSION), 5743-1983

MEMORANDUM OF ASSOCIATION
OF
A COMPANY LIMITED BY SHARES
(as amended on October 24, 2019)

The Company's name: Radware Ltd.

1.	The objects for which the Company was formed are:

(a)
to produce, market, sell, import, export, purchase, rent out, lease out, take on rent. take on lease and howsoever engage in the production of computers including׳ computer communication and including any auxiliary equipment, components and items for computers and including any electronic components, auxiliary equipment and equipment of whatsoever type;

(b)	to conduct business as agents, representatives and attorneys of any person in the computer or electronics industry or in any other industry;

(c)	to engage in the planning, research and development of computer and electronic equipment including computer communication equipment and including any auxiliary equipment, components and items;

(d)
to apply for, register, purchase or otherwise acquire patents, licenses, concessions plants, know-how, production processes, professional secrets and rights of whatsoever type in the computer and electronics industries and in any other industry;

(e)
to engage in any scientific, technical, mechanical and other tests, experiments and trials, including for the perfection in an attempt to perfect any inventions and right  patents to which the Company shall be entitled, or to use them or purchase the:־ for itself or wish to purchase for itself;

(f)
to engage in any business of computers, computer communication, development sale, marketing, distribution, import, real estate, industrial business, trade construction, land, monies and any other business or engagement;

(g)	to engage in the provision of services of whatsoever type;

(h)	to conduct business as a company for investments or holdings of whatsoever type;

(i)	to engage in the management and promotion of businesses of whatsoever type;

(j)	to do any legal act of whatsoever type.

2.	The members' liability is limited.

3.	The Company's share capital, including the rights attached thereto, shall be as set forth in the Company's articles of association, as may be amended from time to time.

4.
All the objects mentioned or included in paragraph 1 are independent of each other, and stand by their own, and they may not be howsoever limited or restricted by drawing conclusions from sub-paragraph 1(a) or from any other paragraph, or from the Company's name or reliance thereon.